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                                                                       EXHIBIT 5
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                        SQUIRE, SANDERS & DEMPSEY L.L.P.
                                 4900 KEY TOWER
                                127 PUBLIC SQUARE
                           CLEVELAND, OHIO 44114-1304

                                  June 21, 2004

Cedar Fair, L.P.
One Cedar Point Drive
Sandusky, Ohio  44870-5259

Ladies and Gentlemen:

         We have acted as counsel for Cedar Fair, L.P. (the "Partnership") in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 6,000,000 units representing limited partner interests of the Partnership (the "Units").

         We have reviewed the Registration Statement and have examined such other documents, and considered such matters of law, as we have deemed necessary or appropriate for purposes of this opinion. We also have reviewed certificates of public officials and officers of the general partner of the Partnership and have relied upon such certificates as to the various factual matters contained in the certificates. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed there will be a sufficient number of authorized Units available at the time of issuance of Units.

         Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that, when the Units are issued and paid for in accordance with the underwriting agreement relating to the Units and as set forth in the applicable prospectus supplement constituting part of the Registration Statement, the Units will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act).

         This opinion is based solely upon the Delaware Revised Uniform Limited Partnership Act and the laws of the State of Ohio.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus supplement and in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations under such Act.

                                       Respectfully submitted,


                                       /s/ Squire, Sanders & Dempsey L.L.P.